EXHIBIT 99.1

Transcript of

United States Antimony Corporation

Second Quarter 2025 Earnings Conference Call

August 12, 2025

Participants

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Rick Isaak - Senior VP & Chief Financial Officer, United States Antimony Corporation

Joe Bardswich - Executive VP & Chief Mining Engineer, United States Antimony Corporation

Melissa Pagen - Senior VP of Corporate Development & Governmental Relations, United States Antimony Corporation

Jonathan Miller - VP of Investor Relations & Global Sales Manager, United States Antimony Corporation

Presentation

Operator

Greetings, and welcome to the United States Antimony Corporation Second Quarter 2025 Financial and Operating Results Meeting. [Operator Instructions] Please note this conference call and webcast is being recorded.

I will now turn the call over to your host, Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Thank you, Jenny, and thank you to our listeners for dialing in this afternoon. First, I'd like to start by introducing other members of our management team that have joined me today on this call. We have Joe Bardswich, who's a Board member and Executive Vice President and our Chief Mining Engineer; we have Rick Isaak, who is our Senior Vice President as well as our Chief Financial Officer; we have Melissa Pagen, who is Senior Vice President of our Corporate Development and Government Relations; and then Jonathan Miller, who's our Vice President of Investor Relations.

I don't want to steal Rick's thunder regarding the financials, but I'd like to say a few things. In summary, for the six months that we just reported a few minutes ago that ended June 30, 2025, our revenues were up 160%, this is year-over-year; our gross profit was up 183%, which is year-over-year, and we reported net income of $728,000, which was up 707% year-over-year. Our revenues reported today for the first six months of this year were almost 3 million greater than we reported for the entire 2024 fiscal year. We continue to remain on track for our previous revenue guidance of 40 million to 50 million for fiscal 2025.

Now to give everyone a lot more details regarding our operating and financial results reported this afternoon, Rick Isaak, our CFO, will take it from here. Rick?

Rick Isaak - Senior VP & Chief Financial Officer, United States Antimony Corporation

Thanks, Gary. I'll start with some comments on our consolidated results, as Gary highlighted a few of them. Sales were 17.5 million for the first six months of this year, which is an increase of 10.8 million or 160% over last year, as Gary mentioned. Of this increase, our Antimony business was up 10.4 million or 203% over the prior year on continued strong demand for antimony, which increased our average sales price from about $6 per pound during the first six months of last year to about $22 per pound this year. Our Zeolite business was up this year by 400,000 or 24% over last year; about 60% of this increase was due to higher volume and 40% was due to a higher price.

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Consolidated gross profit was 5.2 million for the first six months of this year, which is an increase of 3.4 million or 183% over last year. This increase was primarily due to the higher average sales price this year in both our Antimony and Zeolite businesses that I mentioned earlier and the lower maintenance and related costs incurred this year by our Zeolite business. These improvements in gross profit were offset in part by an increase in the percentage of the market price charged by our antimony suppliers.

I want to recognize the progress that our Zeolite business has made in this area and in general. They had some turbulent times last year with a lot of equipment, vehicle and facility maintenance, but they landed the plane well. As a result, our Zeolite business has been delivering to their customers on time and in full this year and has capacity to grow. We hired two salespeople this year for Zeolite business, and their focus is on fulfilling this unused capacity -- and check that filling this unused capacity. Consolidated operating costs increased from 2.3 million for the first six months of last year to 4.8 million this year, which was primarily due to increased costs associated with personnel hired this year to lead our initiatives that are improving our company and increasing sales.

As a result of these improvements, we reported income from operations of 378,000 in the first half of this year as compared to a reported loss from operations of 414,000 last year; this is an improvement of 792,000 year-over-year. Included in this year's reported results were non-cash expenses totaling 1.6 million compared to only 500,000 last year. These non-cash items include stock compensation, depreciation and lease expenses.

Next, I'll review a few items in our balance sheet. First, we purchased 10 million of US Treasury STRIPS during the second quarter of 2025, which obviously decreased our cash balance during the second quarter. Next, inventory increased by 5.6 million over the first six months of 2025, which was due to a significant increase in our antimony inventory. Our antimony ore supplier for our Thompson Falls, Montana facility delivered twice as much ore during the first half of this year compared to last year and about 75% of this increase occurred in the second quarter when they delivered three times the amount of ore over last year. We expect our supplier will continue to deliver more antimony this year than last. Therefore, we recently increased our processing capacity and our staff to lower this inventory balance over the last half of 2025, which should increase our sales volume. These increased supplier shipments also increased our accounts payable balance over the first six months of 2025. Prepaid expenses increased by 1.2 million during the first six months of this year. About 840,000 of this increase related to prepaid antimony ore that should arrive at our Madero facility in Mexico in the third quarter of this year and will be processed and sold.

Fixed assets increased around 7 million during the first six months of this year, primarily due to purchase of mining claims, leases and property, the largest of which was the $5 million purchase of the tungsten property in Ontario, Canada. There have been exercises of pre-existing warrants and stock sales that totaled about 7.3 million during the first six months of this year, which increased our common stock and additional paid-in capital balances during that time. We ended the first half of 2025 with long-term debt of only $262,000.

Overall, we're executing our plan to improve the operational landscape and financial results of the company. This year, this included increasing our antimony ore suppliers, our antimony capacity and our antimony staff, which we expect to continue going forward as we expand our Thompson Falls antimony facility. We also grew our Zeolite business. We acquired mining claims, leases and properties, that I mentioned earlier, in Alaska, Montana and Canada to position the company for opportunities to expand and grow and we balanced all these operational initiatives and improvements while increasing net income from a loss of $120,000 for the first six months of last year to income of $728,000 for the first six months of this year. We want to thank our shareholders for voting to pass our proposals at our recent annual meeting and for showing confidence in us and our strategy. We are a team dedicated to improving our company and increasing shareholder value.

I'll pass it back over to you, Gary.

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Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Thank you, Rick. Now I'd like to turn today's conference call over to Joe Bardswich, our Chief Mining Engineer, who will provide everyone an update on all of our mining operations located in Montana, Alaska and Ontario, Canada. Joe?

Joe Bardswich - Executive VP & Chief Mining Engineer, United States Antimony Corporation

Thank you, Gary. Starting with Alaska, we're very much behind schedule. We submitted permits in early May to the Department of Natural Resources, the DNR. The DNR requested input from the public in accordance with their regulations, and the department continues to assess and provide answers to the comments from the public. We're very disappointed with the progress being made, and we made the decision to acquire a very prospective block of private land so that we could proceed with our exploration and work program without having to be on either federal or state land. Alaska placer miners have been operating in the Fairbanks area for the last 125 years. They've recovered large boulders of stibnite. They've placed them aside and continued on with their gold placer operations. Nobody is ever worried about the stibnite for 125 years. Our plans are to recover that stibnite and ship it to facilities in Montana. Suddenly, environmental groups have emerged expressing concern about inherent dangers of moving the stibnite boulders and that has been preoccupying the DNR administrators.

We have made progress in areas not requiring permits. At Stibnite Creek, a program of geological mapping, sampling and cleaning up of historic workings was conducted by a contract geological firm and reinforcing our view that there is a mineable stibnite in that area. At the private property Mohawk mine, our initial effort was to clean up the junk that had accumulated over the years, including seven burned out old cars. That work was accomplished. The site looks really good from a point of view of park-like setting, et cetera, rather than being a junk pile. Our geological crew has made considerable progress working on reconnaissance and cleaning out access trails. We have contracted with a gravity survey contractor to conduct a gravity survey to help identify areas where the higher density massive stibnite is located, expecting that to speed up our operations and avoid areas that are bearing of the stibnite.

We have a letter of intent to acquire a large block of land on the city's highway, planning that that would provide a site for planned packaging facility with good access for trucks hauling from the Mohawk and other Ester Dome sites. So those would be the small general purpose construction trucks and then the standard highway transport trucks, similar to trucks hauling to the Walmarts, et cetera, hauling our packaged Stibnite to Montana.

In Montana, we previously announced the purchase of the Eliza [Phonetic] patented claim on Stibnite Hill behind our smelter and our intention to mine stibnite from surface using the special Montana provisions of small miners exemption statement or SMEZ. The SMEZ is limited to 5 acres of disturbance. The Montana DEQ have informed us that Eliza is still covered under our operating permit and that they would consider a permit application from USAC, incorporating the mining of the entire Eliza without the 5 acre -- the application of the, excuse me, the 5 acre limit. This application is being prepared. We're hopeful of shipping ore to our Montana mill in mid-September.

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In Ontario, we have two projects, the Iron Mass Cobalt project, which includes nickel, copper, bismuth and precious metals. Our primary interest was in the high-grade cobalt that had been previously discovered there, but had not been delineated. A program of hand and mechanical stripping, washing the rock mapping and sampling continues. Our geologists have discovered nine different rock types compared to the previously recognition of only three types as well as three types of settings for cobalt mineralization, and we have extended the area of the cobalt mineralization along strike. Our relationships with the First Nations entity in this area are very good. We have arranged for a visit by the Whitefish Lake First Nation on August 20 to the site.

At the Fostung deposit, we have entered into discussions with the Whitefish River First Nations who are almost immediately adjacent to that site. Their main concern is environmental protection and environmental remediation. Our discussions with them revealed that we're on the same page in terms of our objectives to mine in a proper manner and to incorporate a reclamation plan as part of our original mining plans. Part of the permitting process for mining in Ontario includes a fourth season environmental survey. We've contacted a couple of firms in regards to doing this survey. We're awaiting proposals and pricing from them, which we anticipate in the next week, and we'll start that permitting process immediately. In the shorter-term, we're looking at the provisions of the Ontario Mining Act of being allowed a bulk sample of up to 50,000 tons. There are other operating mills in the area, in particular, the Strathcona mill, which is operated by a subsidiary of Glencore. Other people in the area have hauled bulk samples of 20,000 tons of nickel copper ore to Strathcona for contract milling. We anticipate that we'll be able to do the same thing, which would be a major step. A large mill like that means low milling costs and the professionalism of established mill like Falconbridge and now Glencore adds to the reliability of the process.

And that's it for me, Gary.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Thanks, Joe. I'd like to make just a couple of comments about what Joe elaborated on today. Back to Alaska for a second, we had anticipated having antimony ore brought to Thompson Falls this month. It's likely going to be next month, so we're about, I would say, a month behind schedule, and that's all due to the slowness of regulatory authorities. As Joe mentioned, we filed our permits back in May, and we actually had hoped to be ahead of time and it's taken this long to get approvals. There is a group in Alaska that's opposed to any type of mining and the DNR is required to respond to their objections and we're getting close to the end of that response period.

With respect to the Fostung property that Joe mentioned up in Canada, that is a tungsten property predominantly; that's why we acquired it. And it's important for our listeners to know that there are no active tungsten mines in the United States or in Canada today. So if we get this operation up and running, we will be the first to do so and we're very bullish on tungsten going forward. So I wanted just to make those two comments.

As I mentioned -- as Joe mentioned back in Alaska, the reason we acquired a property, I was up there, I don't know, a month and half ago, that we found a property that had excellent antimony deposits on it, and we were able to actually acquire it and not have to deal with the DNR concerning a lease. And that gives us a lot of leeway with respect to how we manage and work that property and that's what Joe was referring to in that we have people out there today. I've just read a couple of updates in the last few hours about all the activity we have going on there and so that likely will be our first property from Alaska, where we bring material to Montana. And again, we just bought it not even a month ago and we're already to the point where we can actually begin doing some work, hopefully, in the next 30 days.

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So anyway, everything is progressing, I think, well. We are so encouraged about the Alaska material we're seeing on all the properties that Joe mentioned that we literally cannot wait to begin receiving that material in Montana. However, it's probably a good thing we haven't received it because as we mentioned earlier, our inventory in Montana is at record levels and with the furnaces we've just refurbished over the last 30 to 45 days and the people we've hired, we can now take on more material over the next 30, 60, 90 days. And so as you also know, we're expanding that facility to significantly increase its throughput, and that will be completed by year-end. So, lots of things going on, very positive.

And with that, I'd like to now introduce Melissa Pagen. She is our company's Senior Vice President of Corporate Development and Government Relations. She's been our key officer dealing with the government work, which began last September, almost a year ago. So please note that we have to be very careful in our communications today regarding these matters, but we do feel comfortable in stating what Melissa is about to say. Melissa?

Melissa Pagen - Senior VP of Corporate Development & Governmental Relations, United States Antimony Corporation

Great. Thanks Gary. So as mentioned in previous updates, discussions with the Department of Defense for opportunities of potential collaboration are ongoing. We've been in discussions with both the Defense Logistics Agency or the DLA and the Defense Industrial Base Consortium or DIBC, regarding our antimony capabilities. But I should also note that we have had discussions with certain government contacts discussing our tungsten and cobalt assets as well and as you know, these are also materials of great interest to our government and the supply chain.

And going back to our antimony discussions, I do understand that there has been some buzz over the past week with unofficial commentary being made on social media platforms about the company's government discussions but I do want to emphasize that no award has yet been officially made to USAC. And should any award officially be made, we will make all required announcements in compliance with both the government and with SEC requirements. So while we can't provide further detail at this time, I would like to underscore the strategic position that this company holds. I know previous updates have had our team mentioning several times that US Antimony is the only domestic processor and producer of antimony products but I think there's a lot more to that story that starts with over 55 years of depth within that position. So that's decades of operational experience in a highly specialized field, and that experience cannot be replicated overnight. So it's not a capability you reverse engineer from a textbook or a blueprint. This is a blend of science, operational nuance and real-world problem solving that's been developed over decades of fine-tuning. And as Gus, the Head of our Antimony division likes to say, there is a lot of art to this science.

But USAC has not only built this technical foundation, it's proven resilience. It has weathered downturns, maintained core competencies through lean markets and emerged with stronger fundamentals, which means USAC has thrived when antimony was at $2.27 a pound in 2006 and $5.60 a pound in 2023, which is not luck, that's discipline, stewardship and a deep understanding of this material in the market and the long game. So as you start to see and hear about antimony interest growing and attracting a lot of other people to the space who make really lofty claims to the media and the government about their new antimony plans, the distinction is clear that only one of us has truly had experience with this material.

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And if I may, Gary, I like to look at this like this. So if you want to have the best apple pie, you don't go to someone who just found a promising recipe, you go to mom. You go to the person who's made it 1,000 times under every condition and still delivers the best and consistent results. So as you can imagine, this consistency and reliability in antimony processing and production is critical to domestic defense initiatives and the industrial supply chain. So unfortunately, I can't add any more details at this time but, Gary, thanks for the time.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Thank you, Melissa. You've made me hungry for apple pie, and now get back to work.

Melissa Pagen - Senior VP of Corporate Development & Governmental Relations, United States Antimony Corporation

No problem.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Okay. I'd like to now introduce our Vice President of Investor Relations, Jonathan Miller. He's going to update everyone on our joint marketing efforts during this quarter and what we've been up to. So Jonathan?

Jonathan Miller - VP of Investor Relations & Global Sales Manager, United States Antimony Corporation

Thank you, Gary, and good afternoon, everyone. The second quarter of 2025 was a continuation of what we initiated at the beginning of this year as it relates to our market awareness. We continue to proactively engage the investment community, significantly elevating our visibility on Wall Street. Collaborating with a select group of investment bankers, we connected with over 120 institutional funds. These introductions have done -- what we've done is in order to plant seeds. Institutional ownership now represents an impressive 24% of our public float held by 121 distinct accounts. In prior years, we had virtually no institutional sponsorship.

We are particularly pleased to report notable improvements in our trading metrics. Over the quarter, our average daily volume increased substantially to an average of 4.8 million shares per day. While our volatility also increased, overall share price performance was positive. This quarter also saw a substantial increase in our market exposure through strategic media and event participation. Our CEO, Gary Evans, has been prominently featured several times this year on Fox Business with Maria Bartiromo, spotlighting our pivotal role in the domestic antimony production. Recent articles in both the Wall Street Journal and Reuters highlighted our international antimony procurements. Management presented at multiple high-profile industry conferences, including B. Riley Securities Investor Conference, Canaccord Genuity's Global Metals and Mining Conference and the Centurion One Global Capital LA Summit, alongside participating in key critical mineral webcasts and summits hosted by Maxim Group and Canaccord Genuity.

During the remainder of the year, we will be presenting at the H.C. Wainwright 27th Annual Global Investment Conference, September 8 through 10, 2025 in New York; the NIBA National Investment Banking Association Conference, September 16 through 17 in Fort Lauderdale, Florida; the Centurion One Capital 3rd Annual Bahamas Summit, October 28 through 29; the Spartan Capital 2025 Investment Conference, November 3 in New York; and the IDEAS Investment Conference in Dallas, Texas, November 19 and 20.

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We continue to expand our equity research coverage by sharing our story with new research analysts and collaborating closely with select bankers who facilitate introductions to new investors through targeted non-deal road shows. We picked up one new equity research firm in May, Jesse Sobelson at D. Boral Capital, who now covers us. On July 1, 2025, United States Antimony officially dual listed on the NYSE Texas Stock Exchange. Next Wednesday, August 20, we will attend the official launch event for the exchange, where we'll be networking with Texas state officials, business leaders and institutional investors. This milestone further aligns UAMY with regional and national stakeholders focused on critical mineral supply chains, energy security and American industrial leadership. These strategic engagements significantly enhance shareholder communication, fostering deeper understanding and support within the investment community.

Looking ahead, we've recently retained a public relations firm in Fairbanks, Alaska to actively support our community relations and local stakeholder engagement around our ever-increasing Alaskan mining operations. Additionally, in late August, we will launch an ambitious new marketing initiative designed to document our operations and highlight our strategic vision. This campaign will further embed antimony and critical minerals into broader public discourse, educating investors and bringing wider public attention to our vital role as America's final antimony supply chain. These strategic achievements and our proactive IR initiatives have placed United States Antimony Corporation on a compelling growth trajectory. We're excited to continue sharing our story with you and remain grateful for your ongoing support.

I'll pass it back to Gary now.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Thank you, Jonathan. And as Jonathan noted, we've been what I call planting seed, so to speak, with many new institutional investors this year. This company was previously completely unknown by Wall Street, and I'm comfortable stating today that, that is no longer the case.

We have a long-term shareholder. This gentleman has been a shareholder for over 10 years. They brought something up to my attention recently that I would like to share with everyone today. While I'm not going to disclose his name, his initials are TH. And so this is what he said to me, and it really resonated. Back in the 1970s, when mining stocks were the rage, maybe 2% of them ever saw positive cash flow. US Antimony not only has positive cash flow, but we also have net earnings. Start-ups in this industry typically have at least five years before they ever see any revenues. Our shareholders need to know how far ahead we are from the pack. There is simply no comparison.

So back in early May, when we reported our first quarter results, I gave you six catalysts that you as shareholders should look at and look forward to as we accomplish them in 2025. So I thought it would be good today to update you on these specific events as I address them last quarter. Number one was closing of a DoD award. My answer to that is stay tuned.

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Number two, additional new international supplies of antimony to Madero in Mexico over and above what has already been announced. I would say, see our press release dated July 14, which was very detailed, and that was just not quite a month ago, where we outlined procurements from seven locations, five of which are foreign. Let me update you on that release. Bolivia; we have 10 metric tons that are being shipped in the month of August to our facilities. The country of Chad; the 80 tons has been shipped from Chad to Douala, Cameroon for export and is waiting customs documentation. This material will be going to the Madero smelter in Mexico. Mexico; several small deliveries have been made to the Madero smelter and more extensive contracts have recently been executed. The first 50-ton shipment from one of these contracts is slated for delivery on August 29. At least grade of this material is expected to exceed 50% antimony. And now I'd like to introduce a new country that we've just entered a contract with, and that's Peru. A test shipment of approximately 45 tons of flotation concentrate grading greater than 50% antimony has recently been contracted out of the country of Peru. This is our first shipment, and it will ship to our Madero smelter from Callao, Peru on or about August 21 to August 22.

Third item on my list last quarter was, is Alaska supply going to beginning in late summer. And as I've said earlier and as Joe mentioned, it's likely going to be September. We're probably about a month behind, and this is all due to permitting delays from the state of Alaska that are completely out of our control.

The fourth comment was completion of our expansion plans in Thompson Falls prior to year-end, which will provide a six-fold increase in our throughput of that facility. We are on schedule for year-end completion. We have a mechanical engineer there. We moved to Thompson Falls is in charge of this, same as Jeff Fink. He's, by the way, the fellow that fixed the facility up at BRZ in Preston, Idaho a year and a half ago. And I'm actively involved in the procurements of the material. He sends me e-mails almost daily of what we have to buy, and that is moving on schedule.

The fifth item was additional acquisitions of mining claims, some likely in other critical minerals. Well, we announced an acquisition on June 27 of our tungsten property located up in Ontario, Canada. So that is a positive checkmark.

And then the sixth item that I mentioned was continued operating and financial result improvements to our financial statements. I said each quarter should be a stair-step increase of not only the prior year but the immediate prior quarter. I think that was successfully done today in our announcement, and we're continuing as evidenced in that press release. I have no doubt that we will continue to improve our financials and operating results throughout the year, and we have all the ingredients in place to accomplish that goal.

So with that being said, operator, I think we're now ready to take questions from our listening audience.

Operator

[Operator Instructions] Our first question is, do you anticipate any domestic ore supply deals in the near future? And is that something you're looking at?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

I'll respond to that. Domestic being the United States, there is no antimony being mined in the United States. We know of none that could come to fruition in the next two to three years. So the only antimony that will be mined in the United States that we believe is in the short-term is our mine in Montana, which as Joe mentioned, we're very close to bringing material to the smelter down the mountain at Thompson Falls as well as Alaska, which we anticipate having material in September. So answer to your question is no other antimony supplies other than our own.

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Operator

Thank you. Our next question is with reference to Alaska, has the leasehold acreage increased from the prior 23,800 acres since July and any new updates on the findings?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Yes. I think we're closer to 30,000 acres, if I'm not mistaken, but somewhere between 23,000 and 30,000 acres. So as we mentioned, we did make an acquisition of a property that's actually the leasehold of the property where we own not only the mining rights, but the surface. And that was done just in the last 45 days, and that's where we're actively doing a lot of work today. And Joe, I don't know if you remember the amount of acreage associated with that, but I've been on the property. It's a very good-looking piece of property. And as Joe mentioned, we had a bunch of old junk cars, and we're trying to be a good steward for the Alaskan people there, especially around Fairbanks. And so we paid the money to pick up all those cars and take them to a junkyard and clean up the property and make it something that people would be proud to look at. And so that property has had a lot of history of gold mining on it. And that's one thing I want to mention that I failed to mention earlier, I have no doubt in my mind that once we start mining antimony religiously in Alaska, we're going to find gold. I don't think there's any doubt about this. Remember, all this antimony that we're in the process of mining came from gold miners that came there 150, 75 years ago. And so no doubt, we're going to see some gold deposits in relation to the work we're going to be doing. So hopefully, that answers your question.

Operator

Thank you very much. Our next question is, I saw online that there was a fairly large contract from the Defense Logistics Agency that was up for bidding and due today. Can you maybe provide a bit of color on this contract and on what impact and potential you expect this to have on the company?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Well, that's the one contract that it was picked up by a number of social media sources. And that is a $240 million contract to acquire antimony. I think it notes that we're the only source because there's no other smelter. So once that contract solicitation ends, which I believe is today, then hopefully, some of the things that we're anticipating will come to fruition in the next few weeks; that's the plan.

Operator

Thank you. Our next question is, it would be great to get an update on funding more broadly. Should we still consider UAMY as a potential recipient of government funding and/or off-take? Would you consider other funding avenues such as debt or equity if negotiations continue to drag out?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

I don't think we would be spending the amount of time and effort with the government if we didn't anticipate funding in some form or fashion. In fact, as I noted earlier, the tungsten acquisition we made was due to discussions that we've had with the government. So I feel highly encouraged that we are forming a very good relationship with a number of different governmental officials that will allow our company to grow and meet the demands of our military in ways that nobody else can. As Melissa so well described it, there is no choice but us. And there's no choice in two or three, four or five years, but us. So I think we're in a very formidable position. We've been very careful to be sure that our negotiations are done in a manner that not only helps the government, but make sure that it protects our shareholders. And so those discussions will continue, and I feel confident that something positive will come out of all that.

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Operator

Thank you. The next question is, how receptive is the current administration be in trying to expedite USAC's plans on accelerating antimony or feedstock permitting and who is slowing down the Alaskan permitting process? And can executive orders possibly streamline these processes?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Well, I don't think there's any doubt that our new administration is very pro critical minerals and rare earths. You've seen other companies get some funding. You've seen permitting get expedited. I think if we were dealing with federal permitting, we would get some help. Remember, our permits up in Alaska are state-funded or state permitting, so we have been talking to dignitaries of that state and we've met with some of the higher ups of the DNR and trying to expedite what is going on there. And to answer your question, who is the hold up? It's the local citizens that then there's a group called Save Our Domes that is basically an environmental group that doesn't want anything to happen anywhere. And so I feel comfortable that we'll get everything we need as long as we do what we're supposed to do, and that's what our plan is; we're making improvements to the land not hurting it. So as Joe mentioned, I mean, this antimony that we're picking up has been thrown on the ground for the last 100 years by other miners, and we're picking it up and taking it away and that should be a positive thing, not a negative thing. So once we are educating the locals as to what we're doing, which we have been doing with PR and just kind of tell you a funny quick story, I was actually took my youngest daughter as a graduation president to Alaska fishing about a month ago. And we're on the western part of Alaska, where there's out in a really remote area and our fishing guide asked me, so what do you do? I said, "Well, I'm involved in the mining business." And he says, "Oh, you're not involved in antimony, are you?" Well, how do you know that? And he says, "Are you US Antimony Corporation?" I go, how in the world, do you know that? He goes, "well, I was coming to work today and on the radio was talking about what you guys are doing in Alaska." So I guess our PR work is taking root when a fishing guy in a remote area of Alaska knows what we're doing. So I think that it's a process of educating the public. We're having all kinds of meetings up there, trying to show people that this is a good thing and it's something that our country needs and so if you're patriotic at all, you understand the antimony is a necessary ingredient for military applications. So it's a process and we're making good headway, I think. Next question.

Operator

Thank you very much. Our next question is, can you comment on second Thompson Falls facility progress?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Second, Thompson Falls, I'm not sure I understand the question. If you're talking about the improvements at Thompson Falls, as I mentioned earlier, those are underway and still planned for year-end. We have no immediate plans for a third facility, which would be -- we have Thompson Falls, we have Madero. We are looking and discussing it. We want to get these two facilities up and running at full capacity first, but we have looked at other locations about a third facility, and we've been talking to the government about that, so that's probably a 2026, '27 event. Next question.

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Operator

Thank you. Our next question is, Gary, please comment on whether you have processed the antimony received via China from Mandalay, now Alkane. Also, the buzz is Mandalay quality is disappointing. Is this an anomaly or an unfortunate trend?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Okay. That's a good question. First of all, we have processed two 55 ton loads of material from Australia from Mandalay. We have had some issues with that. The material was out of spec and which that means is it had above contracted amounts of arsenic. And that is a problem in that when we process that material that arsenic ends up being in the finished product and so if you're a buyer of that material, you have to be told that there's arsenic involved in it. So that has been an issue. Number two question though, related to the 55 tons, which is our third load from Mandalay that was held up by China since May. That has gone back to Australia. It has left Australia, I think, as of two or three days ago and is not due to Mandalay until mid-September. So that material will be assayed very well to be sure it doesn't have the kind of arsenic that the first two loads had. If it does, then we will have another problem. So we are not counting on future material for Mandalay that's why we've been soliciting material from all these other countries and working with other areas. We think that the arsenic issue related to Mandalay is associated with their gold mine as they go deeper in that mine, arsenic levels appear to be going up, so that's going to be a problem for us or any other processor. So we'll have to deal with that when we finally conclude it. But right now, this third shipment is now on the water will be our last unless we can renegotiate our contract.

Operator

Thank you. Our next question is, what are the next steps in the development, if any, of your tungsten bearing properties? If I recall correctly, it was a DoD idea that you acquired this property. I've heard that this is extremely difficult to mine tungsten due to low concentrations and ore hardness, wondering about the economics of tungsten mining from your perspective.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

I'll say a couple of things, and I'll let Joe jump in here. One thing that is really, I think, important here is that there is existing refining capacity in the immediate area, which gives us, we think, a very attractive price for processing the material. As I also mentioned earlier, there is no other active tungsten mines in the US or Canada. Tungsten is a necessary ingredient for the military, predominantly for tanks. Tungsten is the second hardest material behind diamonds and is something that's needed rather than -- China has been historically the primary provider of tungsten, and it was banned when antimony was banned.

So Joe, regarding that question, do you have any comments you'd like to add?

Joe Bardswich - Executive VP & Chief Mining Engineer, United States Antimony Corporation

The property is known as a low grade, but an open pittable property. We are trying to complete studies so that the ideal situation would be that we could upgrade it on site through gravity separation. In other words, crush it only, no grinding, no chemicals, gravity separate so that you increase that grade, therefore, less tons to truck somewhere. As to where we can truck, I mentioned earlier, the Strathcona mill is underutilized. It's a modern, well-run facility, I think, 10,000 tons a day, which means your cost per ton are relatively low compared to smaller mills. A neighbor in the area, Magna Mining has shipped a 20,000 ton nickel, copper bulk sample to Strathcona and from what's available to the public, my understanding is they're very happy with the results that happened there. I have not -- we as a corporation have not talked to Glencore or to the folks at the Strathcona mill but we want to do our homework first, do our gravity separation tests and then proceed to the next step. Simultaneously, as I mentioned earlier, we're into the permitting. We don't anticipate any problems there, but there is a routine to be followed, and that routine stretches out more than a year, you need the four seasons collection of data; winter, spring, fall and summer. We intend to get that started by the 1st of September. And we are allowed to take a bulk sample, much larger bulk sample than is normally available on federal ground in the US, which is in the 1,000 ton range. We're looking at somewhere between 20,000 and 50,000 tons. That's all from me Gary.

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Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Appreciate it. Operator, we'll take one more question as we've been a little over an hour.

Operator

Yes. Okay. Our question is, where will UAMY process the tungsten? Will you build a new facility?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

I think Joe just answered that question. There's a local processor there that we would use rather than us try to build something new. So I think that question is answered. We'll take one more, operator.

Operator

Okay. No problem. Why is your North American antimony feedstock supplier shipping more in recent quarters than in past years?

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Well, that's because we renegotiated our contract back in February, and also, obviously, they have more supply. They've been running their facilities at a much higher rate than they had historically. And there's really no other place for them to take this material, but to us. Otherwise, they would have to take it to a hazardous waste dump and pay for it. So I think it's a combination of renegotiation of our contract earlier this year as well as their need to get rid of more material, which is a double positive for us. With that, I think we're done, operator.

Operator

Yes, that's the end of our question-and-answer session. So I'll hand back to Gary for closing remarks.

Gary Evans - Chairman & Chief Executive Officer, United States Antimony Corporation

Okay. I'd just like to close by making a few comments. Obviously, we're involved in antimony procurements and what's going on around the world. I actually had lunch today with a guy from London, England that I consider kind of an antimony expert, and we were trading thoughts. And there's no doubt, as I've said before, there is a worldwide shortage of antimony. And it's one of the few critical minerals that there's not an easy answer for. There's not like there's going to be a huge deposit found somewhere that we don't know about. It will be an assembly of lots of different smaller quantities of ore from different places and that's why when you see our news release talking about 5, 6 countries that we're acquiring this material for, and we're working on another country, too. It's hard gathering this all together and getting it into a place that can be processed. That's why one of the largest antimony smelters in the world located online is shut down a year and a half ago. No supply. There's not enough supply of the product. So our company is going to change that. We're going to change that with our Montana properties that we've got leased as well as our Alaskan properties. And as our supply continues to develop and grow, we will expand our operations accordingly. And we have a lot of growth potential in Mexico because of the land position we have. And this expansion we're doing in Montana will be it. That's all we can do there, we'd have to have a new facility somewhere else. So I think we're in a great position. I think we're making all the right moves to grow the business as we're growing, and it should be -- the financial results we have in the third and fourth quarter should represent that, and then we're looking for a very exciting 2026.

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So with that, thank you for your support and look forward to some news announcements as we continue to build this company.

Operator

Thank you so much. This does conclude today's webcast, and you may disconnect your lines at this time. We thank you for your participation.

Forward-Looking Statements:

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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